Exhibit 4.66
Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Cheniere Energy Inc. (“Cheniere”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, $0.003 par value (“Common Stock”).

The following contains a description of the Common Stock, as well as certain related additional information. This description is a summary only and does not purport to be complete. You should read the complete text of Cheniere’s certificate of incorporation (as may be amended from time to time, the “Certificate of Incorporation”) and bylaws of Cheniere (as may be amended from time to time, the “Bylaws”).

Authorized Capital Stock

Cheniere’s authorized capital stock consists of 480,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.0001 par value.

Listing

The Common Stock is listed on the New York Stock Exchange under the symbol “LNG.”

Dividends

Subject to the rights of holders of preferred stock, holders of Common Stock may receive dividends when declared by the Board of Directors of Cheniere (the “Board”). Dividends may be paid in cash, stock or another form.

Fully Paid

All outstanding shares of Common Stock are fully paid and non-assessable.

Voting Rights

Holders of Common Stock are entitled to one vote in the election of directors and other matters for each share of Common Stock owned. Holders of Common Stock are not entitled to preemptive or cumulative voting rights.

Other Rights

Holders of Common Stock will be notified by Cheniere of any stockholders meetings in accordance with applicable law. If Cheniere liquidates, dissolves or winds up its business, either voluntarily or not, holders of Common Stock will share equally in the assets remaining after Cheniere pays its creditors and preferred stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A. located in Providence, Rhode Island.

Certain Provisions of the Cheniere Certificate of Incorporation, Cheniere Bylaws and Law

The Certificate of Incorporation and the Bylaws contain provisions that may render more difficult possible takeover proposals to acquire control of Cheniere and make removal of Cheniere’s management more difficult. Below is a description of certain of these provisions in the Certificate of Incorporation and Bylaws.

The Certificate of Incorporation authorizes a class of undesignated preferred stock consisting of 5,000,000 shares. Additional shares of preferred stock may be issued from time to time in one or more series, and the Board, without further approval of the holders of Common Stock, is authorized to fix the designations, powers, preferences and rights applicable to each series of preferred stock. The purpose of authorizing the Board to determine such designations, powers, preferences and rights is to allow such determinations to be made by the Board instead of the holders of Common Stock and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under some circumstances, make it more difficult for a third party to gain control of Cheniere.

The Certificate of Incorporation provides that any action required or permitted to be taken by the holders of Common Stock must be taken at an annual or special meeting of stockholders and not by written consent.

The Bylaws permit holders of record of at least 50.1% of the outstanding shares of Common Stock to call a special meeting of stockholders if such holders comply with the requirements set forth in the Bylaws.

The Bylaws contain specific procedures for stockholder nomination of directors. These provisions require advance notification that must be given in accordance with the provisions of the Bylaws. The procedure for stockholder nomination of directors may have the effect of precluding a nomination for the election of directors at a particular meeting if the required procedure is not followed.

The Bylaws provide that a stockholder, or group of up to 20 stockholders, that has owned for at least the prior three consecutive years shares of Common Stock representing an aggregate of at least 3% of Cheniere’s outstanding Common Stock, may nominate and include in Cheniere’s proxy materials director nominees, provided that the stockholder(s) and nominee(s) satisfy the requirements in the Bylaws.

The Certificate of Incorporation requires the vote of at least 66 2/3% of all of the shares of capital stock of Cheniere which are entitled to vote, voting together as a single class, to take stockholder action to alter, amend, rescind or repeal any of the Bylaws, or to alter, amend, rescind or repeal provisions of the Certificate of Incorporation or to adopt any provision inconsistent therewith relating to the inability of stockholders to act by written consent, the ability of the Board to adopt, alter, amend and repeal the Bylaws and the supermajority voting provision. The “supermajority” voting provisions may discourage or deter a person from attempting to obtain control of Cheniere by making it more difficult to amend some provisions of the Certificate of Incorporation or for holders of Common Stock to amend any provision of the Bylaws, whether to eliminate provisions that have an anti-takeover effect or those that protect the interests of minority stockholders.

Although Section 214 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, the Certificate of Incorporation does not provide for cumulative voting. As a result, in a non-contested election of directors, directors are elected by a vote of the majority of the votes cast with respect to that director’s election; in a contested election of directors, directors are elected by a vote of the plurality of the votes cast.

As a Delaware corporation, Cheniere is subject to Section 203, or the business combination statute, of the DGCL. Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination (as defined in Section 203 of the DGCL) with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) for a three-year period following the time the stockholder became an interested stockholder. This restriction applies unless:

•prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•the interested stockholder owned at least 85% of the voting stock of the corporation upon completion of the transaction which resulted in the stockholder becoming an interested stockholder (excluding stock held by the corporation’s directors who are also officers and by the corporation’s employee stock plans, if any, that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

The provisions of the business combination statute of the DGCL do not apply to a corporation if, subject to certain requirements specified in Section 203(b) of the DGCL, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. Cheniere has not adopted any provision in the Certificate of Incorporation or Bylaws electing not to be governed by the business combination statute of the DGCL. As a result, the statute is applicable to business combinations involving Cheniere.